Exhibit 99.15

NOTICES OF MEETING

GENERAL MEETINGS OF SHAREHOLDERS AND HOLDERS OF SHARES

PEUGEOT SA
Peugeot SA – Société Anonyme with a Managing Board and a Supervisory Board with a share capital of €894,828,213.00
552 100 554 R.C.S. Versailles
Address: Route de Gisy – 78140 VELIZY VILLACOUBLAY – FRANCE
Telephone: + 33 1 57 59 46 26 – www.groupe-psa.com

PRELIMINARY NOTICE
OF AN EXTRAORDINARY GENERAL MEETING TO BE HELD ON JANUARY 4, 2021

IMPORTANT INFORMATION – COVID-19

The Company hereby informs its shareholders that, in the context of the Covid-19 epidemic and the combat to prevent the spread of the virus, a situation which is continually evolving, the Company may have to change the methods through which the shareholders may participate in the Extraordinary General Meeting which is to be held at 11.00am on January 4, 2021.
Notably, the General Meeting may be held “behind closed doors” (without the shareholders being physically present), if the French government imposes restrictions on travel or prohibits gatherings due to public health concerns, and notably if the measures provided for in Ordinance 2020-321 of March 25, 2020 are extended.
The Company therefore advises its shareholders as of now to consult the “General Meeting” section of its website https://www.groupe-psa.com/en/ on a regular basis.
In addition, in view of the Covid-19 epidemic and the French government’s recommendations, the Company asks that the greatest care to be taken in this respect. In particular, it recommends to its shareholders that they participate in the General Meeting by voting online, by correspondence or by appointing the Chairman of the Meeting as proxy.
The conditions and procedure for shareholders to participate in the General Meeting are set out in the final section of this notice.
In particular, the Company has taken all measures to facilitate distance voting (online, by correspondence or by proxy) via the secure voting platform VOTACCESS.
With respect to the Company’s relations with its shareholders, the Company strongly encourages its shareholders to communicate via email when sending their requests and documents, using the following address: communication-financiere@mpsa.com.

Notice is hereby given to the shareholders of Peugeot SA that an Extraordinary General Meeting of the Company will be held on 4 January 2021 at 11.00am, at the Centre Technique de Vélizy, Route de Gisy, 78140 Vélizy-Villacoublay, France.

The General Meeting has been called with a view to considering the following agenda and the corresponding draft resolutions:

Meeting Agenda

1.Review and approval of the contemplated cross-border merger by way of absorption of the Company with and into Fiat Chrysler Automobiles N.V.;
2.Removal of the double voting rights; and
3.Powers for formalities.

Text of the draft resolutions

Resolutions for the Extraordinary General Meeting

First resolution – (Review and approval of the contemplated cross-border merger by way of absorption of the Company with and into Fiat Chrysler Automobiles N.V.) –– The General Meeting, deliberating in accordance with the quorum and majority requirements applicable to extraordinary general meetings of shareholders, after considering:
–the report of the Managing Board of the Company prepared pursuant to Articles L. 236-27 and R. 236-16 of the French Commercial Code, to which the opinion of the works council (Comité Social et Economique) of the Company dated November 8, 2019 is appended;
–the reports relating to the terms and conditions of the contemplated cross-border merger by absorption of the Company with and into Fiat Chrysler Automobiles N.V., a public limited liability company (naamloze vennootschap), incorporated under the laws of the Netherlands, with corporate seat in Amsterdam, the Netherlands, and address at 25 St. James’s Street, SW1A 1HA, London, United Kingdom, registered with the Dutch trade register under number: 60372958 (“FCA”) (the “Cross-Border Merger”) and to the valuation of the contributions, prepared by Olivier Péronnet, from Finexsi, appointed by an order of the President of the Nanterre Commercial Court issued on February 11, 2020 pursuant to Articles L. 236-10 and L. 225-147 of the French Commercial Code;
–the combination agreement entered into on December 17, 2019 between the Company and FCA as amended on September 14, 2020 (the “Combination Agreement”);
–the common draft terms of the Cross-Border Merger (including their schedules, the “Cross-Border Merger Terms”) entered into on October 27, 2020 between the Company and FCA;
–the prospectus relating to the application for listing and admission to trading (i) on the Mercato Telematico Azionario of the FCA common shares to be issued in the Cross-Border Merger, and (ii) on Euronext Paris of the FCA common shares, including the FCA common shares to be issued in the Cross-Border Merger, approved by the Netherlands authority for the financial markets (Autoriteit Financiële Markten) on November 20, 2020 and a French translation of the summary of such prospectus;
–the annual financial statements of the Company relating to the financial years ended on December 31, 2019, December 31, 2018 and December 31, 2017 approved by the general meetings of the Company and certified by the statutory auditors of the Company;
–the management reports relating to the financial years ended on December 31, 2019, December 31, 2018 and December 31, 2017 of the Company;
–the 2020 half-yearly financial report of the Company including the consolidated half-year financial statements of the Company as at June 30, 2020, having been subject to a limited review by the statutory auditors of the Company;
–the 2020 half-yearly financial report of FCA including the unaudited condensed consolidated financial statements of FCA as of and for the three and six months ended June 30, 2020; and
–the resolutions submitted today to the Special Meeting of shareholders benefiting from double voting rights;
1.Approves, subject to the condition precedent of the approval by this General Meeting of the second resolution below:
–the Cross-Border Merger pursuant to the terms and conditions of the Cross-Border Merger Terms;
–the Cross-Border Merger Terms as a whole, under which it is agreed that subject to the prior satisfaction of the conditions precedent set forth in Article 13 of the Cross-Border Merger Terms, or, to the extent permitted by the Cross-Border Merger Terms or by applicable law, the waiver in whole or in part of said conditions precedent, the Company will transfer to FCA all its assets and liabilities by way of a merger by absorption of the Company with and into FCA;

–the universal transfer of all of the Company’s assets and liabilities (transmission universelle de patrimoine) to FCA as a result of the Cross-Border Merger;
–the setting of the effective time of the Cross-Border Merger at 00:00 a.m. Central European Time after the day on which a Dutch civil law notary executes the Dutch notarial deed to effect the Cross-Border Merger (the “Effective Time”) in accordance with the terms of the Cross-Border Merger Terms and subject to the prior satisfaction of the conditions precedent set forth in Article 13 of the Cross-Border Merger Terms or, to the extent permitted by the Cross-Border Merger Terms or by applicable law, the waiver in whole or in part, of said conditions precedent;
–the setting of the date of the Cross-Border Merger’s retroactive effect, agreed between the Company and FCA, as from the first day of the calendar year during which the Effective Time occurs;
–the provisional book value of the assets contributed by the Company amounting to €24,826 million and of the liabilities transferred by the Company amounting to €5,242 million, i.e. a provisional book value of the Company’s net asset amounting to €17,625.76 million, after having applied a 10% discount, in each case determined on the basis of a simplified balance sheet of the Company as at June 30, 2020 prepared in accordance with Part 9 of Book 2 of the Dutch Civil Code with application of IFRS accounting principles; and
–the merger consideration in exchange for the contribution pursuant to the Cross-Border Merger according to which each ordinary share of the Company, with a nominal value of €1.00, (the “PSA Ordinary Shares”) (other than the Excluded PSA Shares, as defined below) outstanding immediately prior to the date and time determined in the relevant Euronext notice (the “Merger Record Time”) shall be exchanged for 1.742 common shares of FCA (the “Exchange Ratio”), each with a nominal value of €0.01 per share (the “FCA Common Shares”).
2.Acknowledges that, subject to the conditions precedent set forth in Article 13 of the Cross-Border Merger Terms or, to the extent permitted by the Cross-Border Merger Terms or by applicable law, the waiver in whole or in part, of said conditions precedent:
–pursuant to Article L. 236-3(II) of the French Commercial Code and pursuant to the terms of the Cross-Border Merger Terms, no FCA share will be allotted and issued in respect of PSA Ordinary Shares which, at the Effective Time of the Cross-Border Merger, are held in treasury by the Company or by FCA or are otherwise referred to in Article L. 236-3(II) of the French Commercial Code (the “Excluded PSA Shares”);
–the definitive value of the transferred assets and liabilities of the Company and the Company’s net asset will be determined by the surviving entity based on the individual financial statements of the Company on the first day of the calendar year during which the Effective Time occurs and after adjustments to be made in accordance with Part 9 of Book 2 of the Dutch Civil Code with application of IFRS accounting principles;
–FCA will increase its share capital in exchange for the contribution pursuant to the Cross-Border Merger by issuing and allotting, at the Merger Record Time, for each issued and outstanding PSA Ordinary Share (excluding the Excluded PSA Shares) 1.742 FCA Common Shares, provided that no fractional FCA Common Shares shall be issued and allotted and any fractional entitlements in connection with the Cross-Border Merger will be settled as determined pursuant to Article 6.1 of the Cross-Border Merger Terms;
–the new FCA Common Shares issued as part of the Cross-Border Merger, and represented by the Book-Entry Positions, shall be issued and allotted to Cede & Co, as nominee for The Depository Trust Company (“DTC”), for inclusion in the centralized depositary and clearing systems of DTC and Euroclear France, and ultimately, directly or indirectly, on behalf and for the benefit of the former holders of PSA Ordinary Shares; it being specified that the book-entry positions previously representing PSA Ordinary Shares (other than Excluded PSA Shares, if any), which include all PSA Ordinary Shares (other than Excluded PSA Shares, if any) held in (i) pure registered form (nominatif pur), (ii) administered registered form (nominatif administré), and (iii) bearer form (au porteur) shall following the implementation of the Cross-Border Merger be exchanged for book-entry positions representing FCA Common Shares issued and allotted in accordance with the Exchange Ratio (the “Book-Entry Positions”);
–the new FCA Common Shares allotted pursuant to the Cross-Border Merger will be ranked pari passu in all respects with all other FCA Common Shares issued and outstanding at the Merger Record Time, and no special rights or restrictions will apply to any of the new FCA Common Shares;
–the new FCA Common Shares will be fully paid-up and free of any encumbrances; they will be admitted to trading on (i) the regulated markets of Euronext Paris and the MTA, and (ii) the NYSE;
–FCA will assume, at the Effective Time, all rights and obligations of the Company, and in particular:
◦all obligations resulting from the undertakings of the Company towards the beneficiaries of performance shares of the Company outstanding at the Effective Time, it being specified that, in accordance with the terms of the Cross-Border Merger Terms, each outstanding equity incentive award with respect to PSA Ordinary

Shares that is subject to performance conditions, vesting or other restrictions under the performance shares plans of the Company will be automatically converted at the Effective Time into a restricted share unit award with respect to a number of FCA Common Shares equal to the product of the number of PSA Ordinary Shares underlying such equity incentive award and the Exchange Ratio (for purposes of determining the number of PSA Ordinary Shares underlying an equity incentive award, performance conditions will be deemed satisfied at a level that is to be determined by the Company prior to the Effective Time, and the number of FCA Common Shares to be received by each holder will be rounded down to the nearest whole number without any cash compensation paid or due to such holder);
◦all obligations resulting from the undertakings of the Company toward the holders of the outstanding equity warrants issued by the Company (the “PSA Equity Warrants”), in accordance with the terms of the Cross-Border Merger Terms, except to the extent the PSA Equity Warrants have been cancelled prior to the Effective Time, it being specified that each PSA Equity Warrant will cease to represent an equity warrant giving entitlement to subscribe PSA Ordinary Shares and will be automatically converted into one (1) equity warrant giving entitlement to subscribe a number of FCA Common Shares equal to the exercise ratio of the PSA Equity Warrant in effect immediately prior to the Effective Time, multiplied by the Exchange Ratio (a “FCA Equity Warrant”), at an exercise price per FCA Equity Warrant equal to €1.00; and
◦all other obligations resulting from the undertakings of the Company towards any other creditors, including its bondholders;
–subject to the definitive effectiveness of the Cross-Border Merger following the execution by a Dutch civil law notary of the Dutch notarial deed of Cross-Border Merger, the Company will be dissolved without liquidation as of the Effective Time;
3.Gives all powers to the members of the Managing Board of the Company, with the right to sub-delegate, in order, amongst other things, to:
–acknowledge, individually or collectively, the completion of the conditions set out in the Cross-Border Merger Terms and in the Combination Agreement and, as a consequence, the definitive completion of the Cross-Border Merger;
–set the amount of the share capital of the Company (excluding the Excluded PSA Shares) at the Merger Record Time, taking into account, in particular, the number of PSA Ordinary Shares issued in connection with the exercise of equity incentive award with respect to PSA Ordinary Shares;
–reiterate, if needed and in any form, the contributions made by the Company to FCA, draw-up any confirmatory, additional or rectifying deed which may be necessary, and carry out any formalities to facilitate the transfer of the assets and liabilities of the Company to FCA;
–to execute the pre-merger statement of conformity (déclaration de conformité) to be filed at the relevant commercial registry, pursuant to Article L. 236-6 of the French Commercial Code;
–carry out any formalities and make any declarations to any government entities or any self-regulatory organizations, as well as all service of judicial and extrajudicial document to anyone and, in case of disputes, initiate or pursue any action;
–more generally, execute any deed or document, elect the place of the registered office, substitute and delegate all or part of the conferred powers, and do any useful or necessary things for the purposes of the definitive completion of the Cross-Border Merger; and
–proceed with all acknowledgements, communications and formalities which would be necessary or useful for the purposes of the completion of the Cross-Border Merger and the consecutive dissolution of the Company.

Second resolution – (Removal of the double voting rights) –– The General Meeting, deliberating in accordance with the quorum and majority requirements applicable to extraordinary general meetings of shareholders, as a result of the preceding resolution, after considering the report of the Managing Board and pursuant to Article L. 225-99 of the French Commercial Code:
1.Approves the removal, subject to the definitive completion of the Cross-Border Merger and at the Effective Time, of the double voting rights which will be attached, at this date, to PSA Ordinary Shares pursuant to Article 11 of the bylaws of the Company;
2.Acknowledges that, pursuant to Article L. 225-99 of the French Commercial Code, this decision, to be definitive, requires the approval of the removal of the double voting rights attached to the PSA Ordinary Shares by the Special Meeting of shareholders benefiting from double voting rights;

3.Acknowledges that as a result of this resolution and of the second resolution submitted to the Special Meeting of shareholders benefiting from double voting rights, each PSA Ordinary Share will entitle its holder to one voting right as of the Effective Time;
4.Acknowledges that the bylaws of the Company will not be amended as a result of this resolution, the Company being dissolved as of right at the Effective Time as a result of the Cross-Border Merger; and
5.Gives all powers to the members of the Managing Board of the Company, with the right to sub-delegate, in order, amongst other things, to acknowledge the approval as the case may be of the removal of the double voting rights attached to the PSA Ordinary Shares by the Special Meeting of shareholders benefiting from double voting rights.

Third resolution – (Powers for formalities) –– The General Meeting, deliberating in accordance with the quorum and majority required by the law, gives all powers to the holder of an original, a copy or a certified extract of these minutes in order to carry out any legal submission, publicity or any other formalities or have them carried out.
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A. – Details of how to participate in the Extraordinary General Meeting of Peugeot SA to be held on January 4, 2021

1.Formalities to be carried out beforehand in order to participate in the Extraordinary General Meeting
All shareholders are entitled to participate in the Extraordinary General Meeting of the Company regardless of the number of shares they hold in accordance with the applicable legal and regulatory provisions.

In accordance with article R.225-85 of the French Commercial Code, the shareholders are hereby informed that in order to participate in the Extraordinary General Meeting, their shares must be recorded in the relevant shareholder’s name in the registered share account or in the bearer securities account managed by the authorized intermediary.

Thus, only shareholders who provide proof of their status as shareholder by the shares being recorded in their name or in the name of the intermediary duly authorized to manage their account on their behalf, two days prior to the General Meeting, i.e., on Wednesday December 30, 2020, at midnight (Paris time), either in the registered share accounts or in the bearer share accounts of their authorized intermediary, shall be allowed to participate in the Extraordinary General Meeting.

As regards holders of registered shares, they may participate in the General Meeting simply if their shares are recorded in a registered share account, whether a directly registered (nominatif pur) or an administered (nominatif administré) account, two trading days prior to the General Meeting, i.e., on Wednesday December 30, 2020, at midnight (Paris time).

As regards holders of bearer shares, it will be the authorized intermediaries managing the securities accounts which will provide evidence of the shareholder status of their clients directly to Société Générale (centralizing agent appointed by the Company) by issuing a participation certificate (attestation de participation) that they must annex to the form for voting by correspondence or by proxy or an admission card request (demande de carte d’admission) in the shareholder’s name or on behalf of the shareholder represented by the authorized intermediary. A certificate will also be issued to any shareholder wishing to attend this General Meeting physically in person and who has not received their admission card two trading days prior to the General Meeting.

Evidence that the shares are duly recorded in the accounts is established by a participation certificate (attestation de participation) which must be attached:
– to the form for voting by correspondence, or
– to the proxy voting form.

The shareholders, regardless of the number of shares they hold, may choose one of the following voting methods:

– by correspondence (by post or online);
– by appointing the Chairman of the Meeting as proxy;
– by appointing any private individual or legal entity of their choice as proxy;
– by sending a proxy form to the Company without naming a proxy; or
– by physically attending the General Meeting.

Please note that, in view of the current situation regarding the public health crisis, it cannot be excluded that the General Meeting could be held “behind closed doors” (without the shareholders being physically present).

Generally, any shareholder can contribute to ensuring that their vote is taken into account by opting to vote online.

Similarly, shareholders preferring to vote by correspondence by sending the form by post are advised to send their paper voting forms, as soon as possible, after publication of the Notice of General Meeting.

2.Physically attending the General Meeting in person

This option is not recommended in view of the Covid-19 epidemic.

A shareholder wanting to attend the General Meeting in person must request an admission card (carte d’admission) (by post or via the internet).

- For holders of registered shares: shareholders owning registered shares will be able to request the admission card from Société Générale - Service des Assemblées - CS 30812 - 44308 Nantes Cedex 3, France, by using the pre-paid envelope enclosed with the notice of meeting or by logging on to the website www.sharinbox.societegenerale.com with their usual access codes;

- For holders of bearer shares: shareholders owning bearer shares will be able to request an admission card via the internet portal of the financial institution holding its securities account and giving them access to the secure website VOTACCESS, where they can print their admission card directly. Alternatively, the shareholder owning bearer shares will be able to request a combined voting/proxy form (formulaire unique) from the authorized intermediary which manages their securities account in order to obtain an admission card. In the latter case, if a holder of bearer shares wanting to attend the General Meeting in person has not received their admission card two trading days prior to the General Meeting, i.e., Wednesday December 30, 2020, at midnight (Paris time), they will have to ask their financial intermediary to issue them a certificate of attendance (attestation de participation) which will allow them to prove their status as shareholder on that date in order to be admitted to the General Meeting.

3.Voting by correspondence or by proxy:

3.1 Voting by correspondence or by proxy by sending the form by post

A combined form for voting by correspondence or by proxy will be sent to all the shareholders holding registered shares. The holders of bearer shares wishing to vote by correspondence or to appoint a legal entity as proxy will be able to obtain forms from the intermediary which manages their securities.

Any shareholder wishing to vote by correspondence or by proxy and who has not been able to obtain the voting form from an authorized intermediary will be able to request such form by letter sent by ordinary post to Société Générale - Service des Assemblées - CS 30812 - 44308 Nantes Cedex 3. This request must have been received by Société Générale at least six business days prior to the date of the General Meeting, i.e., by Thursday December 24, 2020.

Correspondence votes sent by post will only be taken into account if the duly completed and signed forms are received by Société Générale Securities Services - Service des Assemblées - CS 30812 - 44308 Nantes Cedex 3, France, at least three days prior to the date of the General Meeting, i.e., by Thursday December 31, 2020, using the pre-paid envelope enclosed with the notice of meeting for holders of registered shares, and for the holders of bearer shares enclosing the certificate of attendance (attestation de participation).

It should be noted that any shareholders having sent their voting/proxy forms are entitled to sell all or part of their shares. Nonetheless, no sale or any other transaction carried out after the second business day preceding the General Meeting, i.e., Wednesday December 30 2020, at midnight (Paris time), by whatever means, shall be notified by the authorized intermediary or taken into consideration by the Company, notwithstanding any agreement to the contrary.

3.2 Voting by correspondence or by proxy by sending the form by email

Prior to the General Meeting, the Company will make available to its shareholders a dedicated website for online voting, so that they can express their choice of how they would like to participate in the General Meeting using means of telecommunication, as explained below:

- For shareholders owning registered shares: Log on to the online voting website via the platform for managing your registered shares: Sharinbox www.sharinbox.societegenerale.com, with your usual access codes:

— access code: this can be found at the top of your statement and is included as the fifth piece of information in the “reserved section” of the voting/proxy form (box 4);
— password: it was sent to you by post when you signed up with Société Générale Securities Services. If you have lost or forgotten your password, please go to the website’s homepage and click on “Get your codes”.
Click on “Respond” under “General Meetings” on the homepage and select the event. Follow the instructions and click on “Vote” in the “Your Voting Rights” section to access the voting website.

This dedicated secure website for voting online prior to the General Meeting will be accessible from 9.00am (Paris time) on Wednesday December 16, 2020 and until 3.00pm (Paris time) on Saturday January 2, 2021.

- For holders of bearer shares: The holders of bearer shares who would like to vote online prior to the General Meeting must log on with their usual access codes to the portal of their financial intermediary’s website dedicated to management of their securities accounts enabling access to the secure platform VOTACCESS. In order to access the secure platform VOTACCESS and vote, you simply have to click on the icon which will appear on the line corresponding to your Peugeot SA shares. Only holders of bearer shares whose financial intermediary has adopted the VOTACCESS system will be able to access this platform.

The secure platform VOTACCESS will be accessible from 9.00am (Paris time) on Wednesday December 16, 2020 and until 3.00pm on Saturday January 2, 2021 (Paris time).

Shareholders are advised not to wait until the last few days to vote, in order to avoid any internet congestion resulting in the electronic form not being taken into account.

4.Appointment of a proxy and cancellation of such appointment

Shareholders having chosen to be represented by appointing a proxy, must notify this appointment and may also cancel such appointment:

- by post, using the voting form, either directly, for shareholders owning registered shares (by placing the form in the pre-paid envelop enclosed with the notice of meeting), or, for holders of bearer shares, by the financial intermediary which manages their securities account and received by Société Générale Securities Services, Service des Assemblées Générales, CS 30812, 44 308 Nantes Cedex 3, three days prior to the date of the General Meeting, i.e., by no later than Thursday December 31, 2020, at midnight (Paris time);

- online, for shareholders owning registered shares, by logging on to the website www.sharinbox.societegenerale.com, and for the holders of bearer shares by logging on to the web portal of their financial intermediary which manages their securities account to access the VOTACCESS website, as explained in the section “If you would like to vote online”, by no later than 3.00pm (Paris time) on Saturday January 2, 2021.

As a reminder, signed proxy forms must specify the surname, first name and address of the shareholder, as well as those of their proxy. In accordance with article R. 225-79 of the French Commercial Code, the shareholders may notify Société Générale Securities Services that they wish to cancel the appointment of their proxy, following the same procedure as that for the proxy’s appointment.

It should be noted that for any proxy form submitted by a shareholder without specifying the name of a proxy, the Chairman of the General Meeting will vote in accordance with the Managing Board’s recommendations.

For holders of bearer shares, it is essential that the participation certificate issued by the authorized intermediary is enclosed with the form.

In the event of a form returned by a registered intermediary, the Company reserves the right to ask the said intermediary for the names of the persons voting.
B. – Documents made available to the shareholders

The documents referred to in article R. 225-73-1 of the French Commercial Code will be available on the Company’s website https://www.groupe-psa.com/en/finance/individual-shareholders/, under “General Meeting”, by no later than twenty-one days prior to the General Meeting, i.e., Thursday December 14, 2020, as provided for by applicable legal and regulatory provisions.

C. – Requests for the inclusion on the agenda of items or draft resolutions

One or more shareholders, or a shareholder association, representing at least the percentage of capital provided for by legal and regulatory provisions, may request the inclusion on the agenda of items or draft resolutions, as provided for in articles L. 225-105 and R. 225-71 and R. 225-73 of the French Commercial Code.

Requests for the inclusion on the agenda of items or draft resolutions proposed by shareholders must be sent to the Chairman of the Managing Board, preferably, in any case by email, at the following address communication-financiere@mpsa.com, and as the case may be, by registered letter with acknowledgement of receipt sent to the Company’s address: Route de Gisy, 78140 Vélizy-Villacoublay – France, after publication of the present notice of meeting and must be received by the Company by no later than twenty-five days prior to the General Meeting, i.e., by no later than Thursday December 10, 2020.

A request for the inclusion of an item on the agenda must specify the reasons for such request. A request for the inclusion of a draft resolution must be accompanied by the text of the draft resolution, to which may be attached a brief explanatory statement giving the reasons for such request. If the draft resolution relates to the presentation of a nominee for appointment to the Supervisory Board, it must be accompanied by the information listed in paragraph 5° of article R. 225-83 of the French Commercial Code.

The requests must be accompanied by a shareholding certificate (attestation d’inscription en compte) relating to shares recorded either in the registered share accounts kept by Company or in the bearer share accounts kept by an authorized intermediary and evidencing that the person presenting the request holds or represents the percentage of capital required by article R. 225-71 of the French Commercial Code. In addition, the item or draft resolution shall only be considered by the General Meeting if the shareholder presenting the request sends another shareholding certificate evidencing that the shares are duly recorded in the same accounts two trading days prior to the General Meeting, i.e., Wednesday December 30, 2020, midnight (Paris time).

Requests for inclusion on the agenda of draft resolutions presented by the works council, as provided for in article R. 2323-14 of the French Labor Code, must be sent to the Chairman of the Managing Board preferably, in any case by email to the following address communication-financiere@mpsa.com, and, as the case may be, by registered letter with acknowledgement of receipt sent to the Company’s address: Route de Gisy, 78140 Vélizy-Villacoublay – France, within ten days from publication of this notice of meeting in the legal gazette Bulletin des Annonces Légales Obligatoires (BALO), i.e., by no later than Wednesday December 2, 2020. The request must be accompanied by the text of the draft resolutions, to which may be attached a brief explanatory statement giving the reasons for such request.

The Chairman of the Managing Board will acknowledge receipt of the requests for inclusion of items or draft resolutions on the agenda, either by registered letter (lettre recommandée) or by email at the address indicated by the shareholder, within five days from receipt of the registered letter.

The draft resolutions presented, as well as the list of items added to the agenda, as the case may be, by the shareholders, will be published on the Company’s website https://www.groupe-psa.com/en/finance/individual-shareholders/, under “General Meeting”.

D. – Questions submitted in writing

In accordance with article R. 225-84 of the French Commercial Code, any shareholder who would like to submit questions in writing must, by no later than four business days prior to the date of the General Meeting, i.e., Monday December 28, 2020, send their questions to the Chairman of the Managing Board, preferably, in any case by email at the following address communication-financiere@mpsa.com, and as the case may be, by registered letter with acknowledgement of receipt, sent to the Company’s address: Route de Gisy, 78140 Vélizy-Villacoublay – France.

These questions will only be taken into account if they are accompanied by a shareholding certificate (attestation d’inscription en compte) evidencing that the shares are recorded either in the registered share accounts kept by the Company, or in the bearer share accounts kept by an authorized intermediary.

The responses to the written questions may be published directly on the Company’s website https://www.groupe-psa.com/en/finance/individual-shareholders/, under “General Meeting”.

The Managing Board